Exhibit 99.1

Inergy Holdings, L.P. Declares 20% Increase in Quarterly Cash Distribution

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Second Quarter Earnings and Updated Guidance to be Released May 9, 2007

Kansas City, MO (April 25, 2007) – The Board of Directors of Inergy Holdings GP, LLC, general partner of Inergy Holdings, L.P. (Nasdaq:NRGP), today announced an increase in its quarterly cash distribution to $0.48 per limited partner unit ($1.92 annually) for the quarter ended March 31, 2007. This represents a 20% increase over the previously declared quarterly distribution of $0.40 per limited partner unit and a 50% increase over the distribution for the same quarter of the prior year. The distribution will be paid on May 15, 2007, to unitholders of record on May 8, 2007. The Inergy Holdings, L.P. common unit ex-dividend date will be May 4, 2007.

In connection with today’s announcement made by Inergy, L.P., the special units purchased by Inergy Holdings, L.P. in connection with the Stagecoach natural gas storage acquisition have converted to 919,349 common units of Inergy, L.P. Inergy Holdings, L.P. will begin receiving quarterly cash distributions on the common units with the distribution payment made on May 15, 2007.

“Our dramatic growth in cash distributions at Inergy Holdings is a testament to the continued execution of our growth strategy and the high leverage to growth that our investors enjoy,” said John Sherman, Inergy’s President and CEO. “We are focused on achieving the long-term total return objectives of our unitholders.”

Inergy plans to release its second quarter 2007 earnings on May 9, 2007. Inergy will host a live conference call and internet webcast on May 9, 2007, at 10:00 a.m. Central Time to discuss the results of operations for the quarter ended March 31, 2007; fiscal 2007 Adjusted EBITDA guidance; and its business outlook. The call-in number for the earnings call is 1-877-405-3427; and the conference name is Inergy, L.P. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 7133265.

Inergy Holdings, L.P.’s assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

Inergy, L.P. (Nasdaq:NRGY), with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergypropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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